FOR IMMEDIATE RELEASE

Contact:	Ross A. Benavides
Chief Financial Officer
(713) 860-2528

GENESIS ENERGY, L.P. ANNOUNCES COMPLETION OF $500 MILLION REVOLVING CREDIT FACILITY

November 16, 2006 (Houston, TX) - Genesis Energy, L.P. (AMEX:GEL) announced today that it closed a new senior secured revolving credit facility. This new facility provides for an aggregate maximum capacity of $500 million and an initial committed borrowing capacity of $125 million. The commitment amount can be increased, with approval from the lenders, based on pro forma financial information of acquisitions. The facility has a final maturity of November 2011. Fortis Capital Corp. and Deutsche Bank Securities Inc. acted as Joint Lead Arrangers and Joint Bookrunners on this facility. Fortis Capital Corp. will serve as Administrative Agent and Deutsche Bank Securities Inc. will be syndication agent. Other agents in the facility include Bank of America, N.A., U.S. Bank National Association and Wachovia Bank National Association.

“We are pleased by the strong show of support from our new bank group,” said Grant Sims, CEO. “This facility provides us with the financial strength and flexibility to significantly grow the partnership for our unitholders by making accretive acquisitions, as well as provide working capital for our existing operations and organic growth projects.”

Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida and Mississippi. Genesis Energy, L.P. also operates an industrial gas business.

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